Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES FOURTH QUARTER RESULTS

Paoli, PA, January 26, 2010 – AMETEK, Inc. (NYSE: AME) today announced fourth quarter results that reflected sequentially higher sales, improved profitability, excellent cash flow and strong orders.

AMETEK’s fourth quarter 2009 sales of $523.5 million were down 16% over the same period of 2008. Operating income was $89.2 million in the fourth quarter of 2009, compared with $82.2 million in the same period of 2008. Net income was $51.9 million, or $0.48 per diluted share, compared to net income of $43.8 million, or $0.41 per diluted share, earned in the fourth quarter of 2008.

“AMETEK had a good fourth quarter, despite still difficult market conditions. As anticipated, we saw sequentially higher sales in a number of key markets, improved earnings and continued excellent cash flow generation. Perhaps most importantly, we saw significantly higher order rates from our customers,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Orders in the fourth quarter of 2009 were strong, totaling $577 million, a 20% sequential improvement over the third quarter of 2009 and a 4% increase over the fourth quarter of 2008. On a sequential basis, fourth quarter operating income margins expanded 140 basis points to 17.0%.

Operating cash flow was excellent for both the fourth quarter and full year 2009. In the fourth quarter, operating cash flow was $109 million, up 155% from the fourth quarter of 2008. For the full year, operating cash flow was $365 million, up 47% from 2008.

For the full year 2009, AMETEK achieved sales of $2.1 billion, down 17% from 2008. Operating income in 2009 was $366.1 million compared with $432.7 million last year. Net income for the full year 2009 was $205.8 million, or $1.91 per diluted share, compared to net income of $247.0 million, or $2.30 per diluted share earned in 2008.

Fourth quarter and full year 2008 results include a pre-tax restructuring charge of approximately $40 million ($27.3 million, net of tax), or $0.25 per diluted share, to cover the costs of employee reductions, facility closures and asset write-downs necessary to realign the Company’s cost structure. The attached income statement and segment information tables detail 2008 results both with and without this restructuring charge.

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AMETEK ANNOUNCES FOURTH QUARTER RESULTS

Electronic Instruments Group (EIG)
For the 2009 fourth quarter, EIG sales decreased 21% to $286.0 million. Operating income in the fourth quarter of 2009 was $56.1 million, compared with $69.2 million in the fourth quarter of 2008. For the fourth quarter of 2009, operating margins were 19.6% as compared with 19.1% in last year’s fourth quarter.

“EIG performed well in the fourth quarter. As anticipated, sequential sales of instruments for research and metals applications improved, while our oil and gas related instrument businesses stabilized. Sequential orders for EIG were up low double digits. Operating margins were strong at 19.6%, expanding 200 basis points sequentially from the third quarter of this year,” said Mr. Hermance.

Electromechanical Group (EMG)
For the 2009 fourth quarter, EMG sales declined 9% to $237.5 million. Operating income was $40.7 million, compared with $24.7 million in the fourth quarter of 2008. Operating margins were 17.1% as compared with 9.4% in last year’s fourth quarter.

“EMG also performed well in the fourth quarter. Sequential sales improved in both our cost driven motor and differentiated businesses. Sequential orders in EMG were up approximately 30% in the quarter. Operating margins rose to 17.1%, a 10 basis point sequential improvement,” commented Mr. Hermance.

2010 Outlook
“We expect our markets overall to show modest growth during 2010, with this growth becoming more evident as we move through the year. We believe that AMETEK’s strong portfolio of businesses, proven operational capabilities, lower cost structure, and a successful focus on strategic acquisitions will enable us to perform well in 2010,” noted Mr. Hermance.

“We anticipate 2010 revenue to be up low to mid single digits on a percentage basis from 2009. Earnings for 2010 are expected to be in the range of $2.10 to $2.20 per diluted share, up 10% to 15% over 2009, reflecting the leveraged impact of core growth and our streamlined cost structure,” added Mr. Hermance.

“First quarter 2010 sales are expected to be down mid single digits on a percentage basis from last year’s first quarter. We estimate our earnings to be approximately $0.45 to $0.47 per diluted share, as compared to last year’s first quarter of $0.55,” concluded Mr. Hermance.

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AMETEK ANNOUNCES FOURTH QUARTER RESULTS

Conference Call
The Company will Web cast its Fourth Quarter 2009 investor conference call on Tuesday, January 26, 2010, beginning at 8:30 AM ET. The live audio Web cast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008	2008	2009	2008	2008
	GAAP	GAAP	Adjusted (a)	GAAP	GAAP	Adjusted (a)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$523,500	$623,744	$623,744	$2,098,355	$2,531,135	$2,531,135

Operating expenses:
Cost of sales, excluding depreciation (b)	359,074	444,410	411,537	1,435,953	1,730,086	1,697,213
Selling, general and administrative (b)	64,738	85,316	78,166	254,143	322,552	315,402
Depreciation	10,495	11,773	11,773	42,209	45,843	45,843

Total operating expenses (b)	434,307	541,499	501,476	1,732,305	2,098,481	2,058,458

Operating income (b)	89,193	82,245	122,268	366,050	432,654	472,677
Other expenses:
Interest expense	(16,674)	(17,656)	(17,656)	(68,750)	(63,652)	(63,652)
Other, net	(941)	380	380	(2,667)	(2,786)	(2,786)

Income before income taxes (b)	71,578	64,969	104,992	294,633	366,216	406,239
Provision for income taxes (b)	19,694	21,140	33,912	88,863	119,264	132,036

Net income (b)	$51,884	$43,829	$71,080	$205,770	$246,952	$274,203

Diluted earnings per share (b)	$0.48	$0.41	$0.66	$1.91	$2.30	$2.55

Basic earnings per share (b)	$0.48	$0.41	$0.67	$1.93	$2.33	$2.58

Weighted average common shares outstanding:
Diluted shares	108,376	106,968	106,968	107,850	107,443	107,443

Basic shares	107,162	106,359	106,359	106,788	106,148	106,148

Dividends per share	$0.06	$0.06	$0.06	$0.24	$0.24	$0.24

(a) The three and twelve month periods ended December 31, 2008 include a fourth quarter restructuring pretax charge totaling $40.0 million, $27.3 million after tax ($0.25 per diluted share). The charge was for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in selling, general and administrative expenses.

(b) The twelve month period ended December 31, 2008 includes a second quarter after-tax, non-cash charge of $7.3 million, or $0.07 per diluted share, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008	2008	2009	2008	2008
	GAAP	GAAP	Adjusted (c)	GAAP	GAAP	Adjusted (c)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net sales:
Electronic Instruments	$286,009	$361,639	$361,639	$1,146,578	$1,402,653	$1,402,653
Electromechanical	237,491	262,105	262,105	951,777	1,128,482	1,128,482

Consolidated net sales	$523,500	$623,744	$623,744	$2,098,355	$2,531,135	$2,531,135

Income:
Segment operating income:
Electronic Instruments	$56,085	$69,218	$89,582	$232,875	$306,764	$327,128
Electromechanical	40,682	24,655	44,100	166,582	175,181	194,626

Total segment operating income	96,767	93,873	133,682	399,457	481,945	521,754
Corporate administrative and other expenses	(7,574)	(11,628)	(11,414)	(33,407)	(49,291)	(49,077)

Consolidated operating income	$89,193	$82,245	$122,268	$366,050	$432,654	$472,677

(c) The three and twelve month periods ended December 31, 2008 include a fourth quarter restructuring pretax charge totaling $40.0 million, $27.3 million after tax ($0.25 per diluted share). The charge was for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). Of the $40.0 million in restructuring charges and asset write-downs, $20.4 million was recorded in Electronic Instruments, $19.4 million was recorded in Electromechanical and $0.2 million was recorded in Corporate administrative and other expenses.

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$251,350	$91,210
Receivables, net	331,383	406,012
Inventories	311,542	349,509
Other current assets	77,448	107,855

Total current assets	971,723	954,586

Property, plant and equipment, net	310,053	307,908
Goodwill	1,277,291	1,240,052
Other intangibles, investments and other assets	685,770	552,996

Total assets	$3,244,837	$3,055,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$85,801	$18,438
Accounts payable and accruals	357,044	429,075

Total current liabilities	442,845	447,513

Long-term debt	955,880	1,093,243
Deferred income taxes and other long-term liabilities	282,887	227,014
Stockholders’ equity	1,563,225	1,287,772

Total liabilities and stockholders’ equity	$3,244,837	$3,055,542